Exhibit 10.1

FIRST AMENDMENT TO 2011 AMENDED AND
RESTATED EMPLOYMENT AGREEMENT

THIS FIRST AMENDEMENT TO 2011 AMENDED AND RESTATED EMPLOYMENT AGREEMENT is executed as of this 5th day of February, 2015 (the “Amendment Effective Date”), by and between Roy W. Olivier (“Executive”) and ARI Network Services, Inc. (the “Company”).

RECITALS

The Company and Executive are parties to that certain Amended and Restated Employment Agreement dated October 31, 2011 (the “2011 Employment Agreement”); and

The Company and Executive now desire to amend the 2011 Employment Agreement to reflect and memorialize certain changes which the Company and Executive wish to make to the terms of the 2011 Employment Agreement;

NOW, THEREFORE, in consideration of the promises and the mutual agreements and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the Company and Executive (collectively, “Parties” and individually, “Party”), the Parties agree as follows:

1.

Amendment to Section 1.2.  The terms of Section 1.2 of the 2011 Employment Agreement are deleted in their entirety and replaced with the following terms:

1.2.

Term.  The term of Executive’s employment with the Company pursuant to this Agreement shall commence on the Amendment Effective Date and shall continue for one (1) year thereafter (the “Term”), unless earlier terminated by either Executive or the Company pursuant to Article III, below.  At the end of the Term, should Executive continue employment with the Company, this Agreement shall be automatically renewed for successive one (1) year periods (collectively, “Renewal Terms” and individually, “Renewal Term”) unless and until the Parties enter into a new written employment agreement regarding Executive’s continued employment or, at least thirty (30) days prior to the expiration of the Employment Term or the then current Renewal Term, either party provides the other with a written notice of intention not to renew, in which case this Agreement shall terminate as of the end of the Employment Term or said Renewal Term, as applicable, or this Agreement is otherwise terminated pursuant to Article III, below.

2.

Amendment to Section 3.2(a).  The following struck through provisions of Section 3.2(a) of the 2011 Employment Agreement are deleted in their entirety:

(a)

Section 3.1(a), Section 3.1(c) and Section 3.1(f) Termination; Section 1.2 Non-Renewal by the Company.  If Executive’s employment is terminated pursuant to Section 3.1(a), Section 3.1(c), or Section 3.1(f), above, or if the Company provides Executive with a notice of non-renewal pursuant to Section 1.2, above, ~~or fails to offer Executive a renewal of this Agreement within the three (3) month period following the end of the Three-Year Term, with Base Salary, target bonus opportunity, benefits, authority, duties and responsibilities substantially similar to those in effect at the end of~~

~~such term (“Renewal Offer”),~~ Executive or Executive’s estate shall have no further rights against the Company hereunder, except for the right to receive the following:  (1) any unpaid Base Salary with respect to the period prior to the effective date of termination and (2) any earned but unpaid bonus due to Executive as of the effective date of termination.  With respect to a termination pursuant to Section 3.1(a) or Section 3.1(f), above, or if the Company provides Executive with a notice of non-renewal pursuant to Section 1.2, above, ~~or fails to make a Renewal Offer as specified above,~~ Executive shall also receive (1) Executive’s Base Salary, at the rate in effect at the time of termination, for twelve (12) months following the effective date of termination; (2) a bonus for the fiscal year of the Company in which such termination occurs, which bonus shall be equal to the average of Executive’s annual bonus received pursuant to the Company’s Bonus Plan for the three fiscal years of the Company ending prior to the effective date of termination; and (3) acceleration of all outstanding unvested options held by Executive as of the effective date of termination.  Payment of the amounts specified in subsections (1) and (2) of the immediately preceding sentence shall be made in twelve (12) equal monthly installments following the effective date of termination; provided, however, that if such installment payments would continue beyond the later of:  (x) the first September 15 following the Company’s fiscal year which included the effective date of termination or (y) the first March 15 following the calendar year which included the effective date of termination (the “Latest Date”), all remaining monthly installments shall be paid to Executive in a lump sum on the Latest Date.  Notwithstanding the foregoing, the payment and receipt of the benefits specified in subsections (1), (2) and (3), of that same sentence are contingent upon Executive’s execution of a written severance agreement (in a form satisfactory to the Board) containing, among other things, a general release of claims against the Company, and the rescission period of such agreement must expire, without revocation of such release, within sixty (60) days following the effective date of termination.  To the extent that payments would otherwise be paid to Executive within the sixty (60) day period following the effective date of termination, such payment(s) shall be made following Executive’s execution of such general release and the expiration of the applicable rescission period, except where the sixty (60) day period following the effective date of termination spans two different calendar years, in which case such payment(s) or benefit(s) will not be paid until the later calendar year during the sixty (60) day period.

3.

Amendment to Section 3.2(b).  The terms of Section 3.2(b) of the 2011 Employment Agreement are deleted in their entirety and replaced with the following terms:

(b)

Section 3.1(b) and Section 3.1(e) Termination; Section 1.2 Non-Renewal by Executive.  If Executive’s employment is terminated pursuant to Section 3.1(b), above, if Executive resigns pursuant to Section 3.1(e), above, or if Executive provides the Company with a notice of non-renewal pursuant to Section 1.2, above, Executive shall have no further rights against the Company hereunder, except for the right to receive:  (1) any unpaid Base Salary with respect to the period prior to the effective date of termination; and (2) any earned but unpaid bonus due to Executive as of the effective date of termination.

4.

Except as specifically amended by this First Amendment to 2011 Employment Agreement, the 2011 Employment Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the Parties hereto have entered into this First Amendment to 2011 Employment Agreement as of the Amendment Effective Date.

EXECUTIVE:

/s/ Roy W. Olivier

Roy W. Olivier

ARI NETWORK SERVICES, INC.

By:/s/ William H. Luden, III

William H. Luden, III
Chairman of the Board

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